Exhibit 99.1

CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen, and welcome to the CheckFree Q2 quarterly conference call. At this time, all participants have been placed on a listen only mode, and we will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, David Mangum. Sir, the floor is yours.

David Mangum, Executive Vice President and Chief Financial Officer

Thanks. Good afternoon and thanks for joining us. With me today on the call is our Chairman and Chief Executive Officer, Pete Kight. Before we start, please note that some of the statements we will make today will not be historical, but, rather, forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s intentions, plans, beliefs, expectations, or projections of the future. However, CheckFree’s actual results may differ from these current expectations. Forward looking statements involve various risks and uncertainties, including those inherent to our business and others that we detail from time to time in our publicly filed reports and press releases, including the press release issued earlier today, our Form 10-Q for the quarter ended September 30, 2004 filed November 9, 2004, and our Form 10-K for the fiscal year ended June 30, 2004, filed September 3, 2004, particularly the section titled “Business/Business Risks.” Please also note that in accordance with the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission requirements, CheckFree publicly discloses all financial results using generally accepted accounting principles, or GAAP. However, in today’s call, we will also discuss our non-GAAP performance measures of underlying net income, underlying earnings per share, and free cash flow. Our underlying numbers and free cash flow are reconciled to their appropriate GAAP equivalents in our press release and the accompanying attachments, which were distributed today at 4 p.m. The materials are also available on the investor center section of our website at www.CheckFreecorp.com.

For the second quarter, CheckFree’s consolidated revenue was $185.8 million, reflecting 24% growth over the second quarter last year. GAAP net income for the quarter was $13 million or 14 cents per share, and underlying net income was $33.7 million, or 36 cents per share. Free cash flow for the quarter was $56.5 million.

Now I’d like to turn the call over to Pete Kight. Pete?

Pete Kight, Chairman and Chief Executive Officer

Good afternoon and thanks again for joining us. As you read in our press release distributed earlier today, our businesses continued to perform solidly throughout our second quarter.

We saw strong transaction growth in our electronic commerce division, better than expected license sales in our software division, and good growth in portfolios for our investment services division. These results reflect the company’s ability to continue to drive both economies of scale and operating efficiencies into the markets we serve. While the markets are slightly ahead of where we expected they would be at this point, we project there is ample run rate for continued efficiency gains going forward.

In the electronic commerce division, we processed 219.4 million transactions during the quarter, representing 7% sequential quarterly growth. For our full service customers, we processed 142.9 million payments this quarter, again representing a 7% quarter increase. For our payment services

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
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category, we processed 76.5 million payments this quarter, representing 6% sequential quarter growth.

During the quarter, we delivered 32.8 million electronic bills, representing an 11% sequential quarter increase. As we project these e-Bill growth rates over this steadily increasing base, we like the trajectory path this is on, but we’d like to continue to improve it. The implementation of CheckFree Web, our flagship electronic billing and payment solution, continues. Through Q2, more than 200 banks have been fully implemented, including some regional and mid-sized banks, as well as many banks and credit unions acquired through our resellers. Our implementation queue remains full and we expect to upgrade on schedule. We expect to have about half our consumer base on WebPay platforms by the end of this fiscal year, and all clients within the ‘06 fiscal year.

A large Federal Reserve payment study that was released during the quarter confirmed what most of us in the e-commerce industry already knew: Electronic payments are growing at a tremendous pace. From 2000 to 2003, the report noted that electronic payments grew more than 13% annually, while the number of paper checks processed was down more than 4% annually over that same period. As this electronic transition continues to grow, CheckFree’s electronic commerce business is both a key driver of the trend and is a primary beneficiary of that trend.

Now to the software division. We saw slightly better than expected results with better execution within this business for the quarter. We continue to see strong acceptance of financial transaction and bank payment solutions within our software business, again pointing out that we’re a beneficiary of this transition to electronic transaction management.

We believe the transition to electronic transactions is happening across all financial services platforms and is further increasing the complexity of the backend functionality required to achieve operational accuracy and cost efficiency. This is where the opportunity is growing for CheckFree software. Our solutions and our core business strengths match well with these growing complexities in financial services.

In the investment services division, we saw an uptick in portfolios under management to greater than 1.7 million. We believe this market will continue to strengthen as separately managed accounts grows ahead of the overall market. We continue to work on the upgrade of the investment services processing infrastructure – what we call CheckFree EPL – the multiyear initiative to drive cost efficiencies and advance class service and functionality into the SMA market.

Now I’m going to ask Dave to review the key financial metrics for the quarter. Dave?

David Mangum, Executive Vice President and Chief Financial Officer

Thanks, Pete. Performance exceeded our expectations for the quarter in each division. Electronic commerce had a strong quarter. The Walk-In Bill Payment business executed as we anticipated this quarter, and core electronic billing and payment transaction growth drove higher revenue. Performance in the software division was substantially better than expected. License revenue for the quarter totaled $7.7 million, and as a result, our operating margin improved dramatically to 34% this quarter from 4% in the previous quarter, when we also recorded a provision for a contract loss.

The top line was also better than expected in investment services, due to growth in the number of portfolios managed and an increase in custom services revenue. We continue to invest there in the enhancement of our processing system. Spending levels in the division paused a bit in the quarter, as we oriented a new consulting partner to the CheckFree EPL project. This, combined with a recovery against a formula based accounts receivable reserve in the quarter, improved our margin on a sequential basis.

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
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Free cash flow for the quarter was $56.5 million. This is based on $65.8 million of GAAP net cash from operating activities, excluding the net change in settlement accounts of $100,000, less $9.2 million in capital expenditures.

Turning now to our expectations for the remainder of the year. We are substantially ahead of our original financial plans for this year. However, we remain focused on both short term and long term opportunities in our markets. To that end, you can expect to see increased investment spending in the latter half of the – of this fiscal year, as we take advantage of the strong start to our year to invest in some additional projects and products with longer term returns across all of our businesses.

For the quarter ending March 31st, 2005, we anticipate total company revenue in the range of $187 to $192 million, and earnings per share of 12 to 14 cents on a GAAP basis, and 34 to 36 cents on an underlying basis.

In electronic commerce, we expect third quarter transaction growth to be between 4 and 7%. In software, we expect revenue in the coming quarter to be about flat or modestly down, compared to the December quarter. We would be pleased to see similar license sales in the third quarter, but are not planning for it. We expect the operating margin to fall in line with full year expected levels of around 20% or so. For investment services, we anticipate steady portfolio growth and an operating margin of approximately 20%.

We remain on track to spend no more than $40 million on capital expenditures for the year. We expect to exceed our previous free cash flow goal for fiscal 2005, now expecting more than $160 million for the year.

For the full year, we now expect earnings per share of 46 to 50 cents on a GAAP basis and $1.34 to $1.38 on an underlying basis, reflecting our strong start, expectations for continued solid execution, and the additional investments I described earlier.

Now back to Pete for a few closing comments. Pete?

Pete Kight, Chairman and Chief Executive Officer

Thanks, Dave. All three business lines performed well in the first half of the year, and our target markets appear strong. In some cases, running ahead of where we expected they would be at this point. Based on our results from the first half of the year, we’re slightly escalating our investments in longer term initiatives as Dave noted. In all cases, we remain very focused within CheckFree’s core competency of assisting financial service organizations and corporations in managing complex financial transaction systems.

In our internal planning language, I refer to this as providing effective efficiency and innovation in solving complex financial service processes. It can sound like a market scope that’s smaller than it really is, but we’re proving that it’s bigger than even we first thought. And we now think that there are two trends that are moving strongly in our favor as we look out at our growth opportunities.

First, non-digital financial transaction handling has moved into the final mass transition phase to digital functionality. The fact is, paper and manual handling of financial transaction information simply no longer meets current requirements, period.

Additionally, a global commitment to virtually real-time processing, settlement accuracy and reporting for financial services is creating significant increases in complexity at the same time that electronic volumes are rapidly rising globally.

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
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We believe these trends are driving an increase in the market size and scope of CheckFree’s target market in financial software and services infrastructure. This market area tends to be less visible and, thus, we think generally underserved. While the growth opportunities within our existing products remain strong, there are increasing opportunities as these trends and our strength expand our market scope. We’re investing to extend our reach today, and as Dave noted, are increasing investments in the second half to pursue those. We’re also looking at opportunities to advance our reach further and believe the operating strength the company is showing puts us in a good position to continue to invest for future growth.

That concludes our prepared remarks, operator. We’ll now open up for questions.

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question is coming from Tony Wible of Smith Barney.

<Q – Tony Wible>: Thanks. A couple of questions. For starters, I was hoping we could go over what specifically the software products were that were sold in the quarter? And on the investment side, I think you said that there was some custom work that you had performed during the quarter. How big of a contributor was that, and is that a recurring stream?

<A – David Mangum>: Sure, Tony. This is David. On the software products, we found most of our strong performance in our North American operations, which is – which you might think of as some of the traditional ACH processing products and our reconciliation processing products. Very strong performance in North America and performance as expected with the other product sets. Your other question? Excuse me.

<Q – Tony Wible>: Had to do with the custom work that you had mentioned in the investment services?

<A – David Mangum>: No, I apologize, I lost something in my throat. Sorry about that. In investment services, what we call custom services revenue is we do have from time to time customers come to us and ask for custom reporting or custom look and feel to some pieces of functionality. That is not recurring revenue. It tends to be a little bit lumpy. If you look back, you’ll see some of that happening in the fourth quarter of last year, and we had an amount in the low six figures – probably around $300,000-$350,000 – in the numbers for the second quarter.

<Q – Tony Wible>: Okay. Last question here just has to deal with, I think last quarter or a quarter back you’d kind of given us a view of margins and where you thought consolidated margins could go longer term. Can you just update us in light of the, you know, large jump sequentially that you’ve seen in the margins about your comfortable range for where that margin can go, and how quickly?

<A – David Mangum>: Yeah, I’d be happy to. It’s a great question. We still believe our target margin for the processing businesses where our clients tend to be the large financial services organizations is in the mid 20s, mid 20% range, to as high as 30%. You just saw us post a quarter that’s a pretty darned strong quarter. We won’t necessarily stay at 29%. We believe we’ll stay strongly in our target range for the long term, but this was a very strong quarter for us overall when you tally total CheckFree.

<Q – Tony Wible>: And what would take you down from the current level to a lower level? Meaning what – what is in this – what is in this quarter that you’re benefiting from that won’t carry over?

<A – David Mangum>: Sure. No question we’re benefiting from increased license sales that drive the software margin to 34% –

<Q – Tony Wible>: Yep.

<A – David Mangum>: It’s a very efficient software division. At the same time, we saw strong growth, perhaps ahead of some of our investment levels, in things like disaster recovery and some of the marketing we wanted to do. In addition, you’ll find that our investments may be lumpy at times, so you’ll see us stay inside that mid 20% range and we’ll creep up toward this 29%, kind of 30% range, but also be nice squarely in the mid 20% range for the long term.

<Q – Tony Wible>: Great. Good quarter, guys.

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
Company▲	Ticker▲	Event Type▲	Date▲

<A – David Mangum>: Thanks, Tony.

Operator: Thank you. Our next question is coming from Andrew Jeffrey of Needham.

<Q – Andrew Jeffrey>: Hi. Good afternoon. You – you referenced a 4 to 7% sequential transaction growth rate in the third quarter. Can you put that in the context of where you think the – the long term sustainable growth rate is? And then also talk about, you know, what – what you view as the sequential pricing progression? And then, you know, finally maybe just directionally, how much of that growth is likely to come from full service versus transaction service?

<A – David Mangum>: Sure. If you look back at the transaction growth historically, we did just post 7%, as you noted. If you go back, you’ll find it’s in the range of 4 to as high as 9% if you look at the next – the last, I don’t know, eight, twelve quarters or so. We think this range of the mid single digits, toward the high single digits, is a nice place for this business. We’ll be able to benefit from the trend of folks going on line, continue to transact on line. 4 to 7% for the coming third quarter reflects at the high end the ability of our CSPs to generate the same types of volume increases we just saw. At the low end, it reflects a couple of other things. The fact that, you know, the potential for that is slowing down a bit. In addition, we’re losing Intuit transactions this quarter to the tune of 1 to 2 million transactions. So that gives you some insight, at least, into how we’re thinking about the way the third quarter shapes up. We certainly don’t see any reason why the direction we’ve been going the last few quarters doesn’t continue for a substantially long period of time, as we sit here today. In terms of pricing, what you’ve seen in general are drops in the 1 to 3 cent range per transaction on a sequential basis. If you’re looking to model the third quarter, you know, we’re thinking, again, one cent, maybe two cent drop if you’re modeling it. We think that kind of trend probably perpetuates a bit obviously until the March quarter of ‘06, when some of the TransPoint minimums expire, and we’ll talk more about that as we go forward. So we feel pretty good about the trends that we’re riding. The secular trends on which we ride both here, as well as in investment services, are very strong and we certainly benefit from them as well as help drive them, to a certain extent.

<A – Pete Kight>: At a macro level, Andrew, on what drives that projection Dave just talked about is, in essence, in the electronic commerce division we estimate that perhaps the market is – is just now going over the 20% penetration mark for banking households in the U.S., and we project that the market is going to go from the current 20%, at a fairly steady rate, to somewhere between 40 and 60%. So we think for about as long as we would have the nerve to project out, we think it’s going to be pretty steady straight – steady state continuation of market penetration. Right now we – you know, the 40 to 60% penetration mark is a bigger sort of spread than we’d like, but it – it – we, right now, don’t see any reason why the market is going to stop. All of our research tells us that more than half the banking households in the U.S. want to move to electronic transactions. We’re doing more research to try to figure out what increases the trend, but we’re pretty happy with the current trend, so mostly we’re investing in making sure we simply continue the penetration beyond 50% of the households.

<Q – Andrew Jeffrey>: Thank you.

Operator: Thank you. Our next question is coming from Glenn Greene of ThinkEquity Partners.

<Q – Glenn Greene>: Thank you. Nice quarter, guys. My question relates to APS. I was wondering if you could just give us an update on the progress there, and you had also sort of alluded to – during the December quarter that the transaction growth typically is kind of flat due to seasonality, and then sort of picks up in the March quarter. I was wondering if you could just sort of give us a sense for if that, in fact, did happen?

<A – David Mangum>: Yeah, Glenn, this is David. I’ll answer the second question first and perhaps turn it over to Pete to talk a bit about the trends on integration. We did, indeed, see almost

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
Company▲	Ticker▲	Event Type▲	Date▲

exactly what we projected to see for the December quarter. Actually, a slight decrease in transactions as we hit the winter seasons for that business. So it did turn out to be about as we expected. Very, very modest decline. Essentially flat, as you pointed out. As we head into the March quarter, we’re expecting a modest uptick. We’re not fully out of the winter yet but certainly we expect a modest uptick in transactions and transaction growth in that business.

<A – Pete Kight>: In terms of APS business, we think it’s performing very solidly. Just exactly how we wanted it to perform, as we finished the acquisition and brought the business on board. Our overall assessment is, we think the core operating group at APS is, if anything, probably a better executing organization. We really like the core group that we’ve got there, like the way that they’re executing, but we think there is very large opportunities for automating more of the APS process. There’s an awful lot of work there that they bootstrapped based on just learning and knowing more about the business than anyone else, but they really led that market through, you know, the classic entrepreneurial moxie of simply focusing and knowing their business better than anybody else. But we think we can bring a lot of automation, a lot of increased ability to increase the electronic processing scale, increase the efficiency of the process. But, you know, quite frankly, we are also learning a lot from that organization with regard to the – the unbanked bill payment population, as well as a surprisingly strong number of people who have banking relationships but choose to go to physical locations to make certain payments. I’d say overall, we think there’s, if anything, greater opportunity there than we first thought, and bottom line, in terms of the integration of the business, is we have enough confidence in the organization that we have there in APS to actually accelerate the integration process. So we did just announce, in fact, there last week that we’re going to accelerate the integration of APS. Like the organization. Like the performance so far. We think we can do well with that business.

<Q – Glenn Greene>: Okay. And then if you could just give us an update on sort of the conversion time line for Wachovia and Fleet, how that’s progressing.

<A – David Mangum>: Yeah. No changes to that. You may have noted on Tuesday night, Banc of America, who can speak to this certainly better than we, said that there Fleet migrations overall or integration were on target. We still think summertime, early 2006 for Fleet looks like the right kind of timing. And then the Wachovia migration would be about the end of the calendar year.

<Q – Glenn Greene>: Okay. Thank you.

<A – David Mangum>: Thanks, Glenn.

Operator: Thank you. Our next question is coming from John Kraft of D.A. Davidson.

<Q – John Kraft>: Good afternoon, Dave and Pete. Nice quarter.

<A – David Mangum>: Thanks, John.

<Q – John Kraft>: A couple – just wanted to dig in a little bit more to the sequential – the 7% sequential transaction number. If APS was essentially flat, were – were there any Intuit transactions that fell off in Q2?

<A – David Mangum>: A few, but the bulk of them will go off in the third quarter.

<Q – John Kraft>: Okay. And then moving forward, you talked about some product initiatives, ways to kind of leverage the – your model. Are you talking about any imaging or Check 21 related products or I guess can you talk a little bit about the directions that you might be able to go?

<A – Pete Kight>: Yeah. It – very little of it relates to Check 21 or imaging. We’re – we’re big players in the ARC business, which we think is going to drive well ahead of Check 21. We, through

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
Company▲	Ticker▲	Event Type▲	Date▲

the analysis of what’s taken place in the market today, believe that Check 21 is going to be a long, slow, drawn out process, based on the fact that it requires all parties to participate at a fairly equal status in order to really gain efficiencies. ARC, on the other hand – accounts receivable conversion – where you effectively truncate checks at the choice of the lock box, really can move at the speed of the biller’s choice. But at the end of the day, that’s not really a very big financial impact on the organization. We’re much more focused on the increased complexity that’s being created in the backend of financial service organizations, as they move more payments to electronic processing. As they move more payment information that relates to the handling of the payments, the settlement of the payments, the reconciling of the payments, and off those same types of transaction processes, as they relate to fee based investment services. So we’re – we’re very focused on what, again, I referred to as what we think of as sort of the underserved space in the backend, where all of these increasingly complex financial transaction processes have to, at the same time that the volumes are increasing dramatically, they have to be processed much more rapidly, virtually real-time. And the processing needs to take place with a much higher degree of accuracy and reporting on that accuracy and speed that the reporting takes place, all of it is happening at the same time. And the demands for all that taking place are happening on a global basis. So we have a lot of interest in extending what it is that we do into more of that backend processing in the financial service organizations and organizations that are processing financial transactions. We think there’s opportunities in the U.S. As you note with our U.K. initiative, we think there’s opportunities outside the U.S. We think there’s opportunity directly in the – the businesses – the products that we’re in, by extending them. We also think that there are directly related opportunities that we’re not currently in today. So it extends everywhere from extending the businesses and continued developments in the products that we have, as well as acquiring and/or adding additional products in directly related spaces.

<Q – John Kraft>: Okay. Fair enough. And then I guess the last Question: Did you guys see the volumes from Wells increasing over the quarter?

<A – David Mangum>: Yeah, we see transaction volume growing steadily at the larger CSPs and we see steady transaction growth at Wells Fargo as well.

<Q – John Kraft>: I guess I was sort of specifically thinking about the percentage of their transactions. The share you guys get.

<A – David Mangum>: That’s challenging for us to see. We receive transactions coming out of the data warehouse. I can tell you that our transaction growth there continues to grow, and our electronic bill delivery continues to grow. I can’t tell you what our share is.

<Q – John Kraft>: Okay. Thanks.

<A – David Mangum>: Sure.

<Q – John Kraft>: Good job, guys.

<A – David Mangum>: Thank you.

Operator: Thank you. Our next question is coming from Roger Freeman of Lehman Brothers.

<Q – Roger Freeman>: Hi. Good evening. You know, we’ve been seeing – we’ve been seeing more banks, you know, basically paying customers to sign up, and even more specifically use bill pay. I’m curious if you have any thoughts about how – how widespread that’s become and – and, you know, what kind of success you’ve – you’ve seen with those programs.

<A – Pete Kight>: Sure, Roger. The – you know, really we’re pretty encouraged by the way the whole retail marketing of electronic banking and obviously the – specifically electronic billing

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
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payment is working within the financial services industry. There’s a lot of competition in trying to acquire customers, and even more competition in trying to build the services that enable the financial institutions to hold onto their best customers, and it really – you know, all I can tell you is, it’s just one more quarter of continued information from our client consumer service providers telling us that – that they have evidence that this is one of the most – one of their most profitable investments and they continue to invest in it. You’re right, those investments span moving to our 4.0, 4.+ WebPay platforms. They span doing extended marketing. More than – I’d say more so on the marketing side, they’re moving into investments where they either make the – the products free to their customers, make them free to a larger percentage of their customer base, or extend incentives to their existing customer base to move on line and move into on line transactions. We’re really seeing that across the board, continue to see a lot of success in it, and as important to us is, we see a lot of continued strength in the bank’s belief that this is a profitable product for them. You know, that’s really what we track. As long as the banks think that our services underlie a profitable product for them, you know, that really gives us a lot of confidence.

<Q – Roger Freeman>: Okay. Are you – are you seeing much of an uptake on presentment for banks that are – that are moving – that have moved over to the 4.0 or 4.1 version, or are we going to see more banks moving into the full service category as a result?

<A – Pete Kight>: Well, you know, I – I guess I – I would have say you – the analysts are probably tracking full service versus transaction service more than we are on a strategic basis. We really see, as we continue to go forward, that that line, you know, sort of diminishes for us. We – we’ve got a lot of people on a – on the WebPay, the 4 – what we call 4.+ platform, that, you know, we consider to be full service. And yet we charge – or we get paid on a transaction basis for I think a majority of those today. We’re – you know, what we consider to be the – the strongest position that CheckFree has is when a bank is on the 4.+ platform. That means that we’re able to provide them with the full electronic billing and payment suite of services and capabilities that drives the market forward. And, indeed, as you pointed out, that’s the platform that causes the continued increase in the uptake on electronic bills delivered. So that is really the key, we believe – continues to be the key to uptake in electronic billing is getting financial institutions, consumer service providers, on the 4.+ WebPay platform. When we get them on that platform, electronic billing clearly trends up. And, you know, we like the trajectory that’s on, but as I noted, we think we can continue to improve that trajectory. We’re not looking to try to make it spike and – and really become an overnight thing. It’s a long process to move the United States banking households from getting their statements in the mail to getting their billing statements on line, but it is steady, it is growing. We like the track it’s on. The financial institutions continue to tell us that as consumers see their bills and sign up for one, they have a strong tendency to then want two, three, and four. That’s – that’s exactly the path we want, and we do believe that the 4.+ WebPay platform is key to it.

<A – David Mangum>: We think, though, Roger, it’s a little early for a readout on an incremental uptick from 4.x versus where we were with the 3.x platform. And we’re rolling out on schedule. As we head toward the end of the year and have the – half the subscriber base, as Pete was referencing earlier in the comments, on line, we’ll have the ability to actually maybe report out a bit more on the incremental uptick.

<Q – Roger Freeman>: Okay. That’s helpful. And I guess just lastly, Wachovia, I – I thought that was supposed to convert this summer. That’s been pushed back?

<A – David Mangum>: It was pushed back about a quarter or so ago to the end of the calendar year. Originally, you’re correct, in that we thought it would be around the summertime. It’s now the end of the calendar year.

<Q – Roger Freeman>: Okay. All right. And thanks.

<A – David Mangum>: Thank you.

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CheckFree Corp	CKFR	Q2 2005 Earnings Call	Jan. 20, 2005
Company▲	Ticker▲	Event Type▲	Date▲

Operator: Thank you. Our next question is coming from Bryan Keane of Prudential.

<Q – Bryan Keane>: Hi. Questions just on 4.0. We saw a big move in B of A subscriber growth numbers this particular quarter. I think it was 949,000 new bill pay customers. And I know it doesn’t correlate directly to CheckFree’s numbers, but the trend obviously helps. What – what – what – do you guys know why the numbers spiked so much? Do you think 4.0 had anything to do with that?

<A – Pete Kight>: Yeah, we – we wanted to make sure that – because we noted that big spike in Banc of America and – in their reporting and wanted to make sure that we had an opportunity to, again, remind everybody. You did make reference to it, Bryan. I think you can track the trend by tracking banks’ reported numbers, but I would really caution everybody who’s listening to understand the banks continue to try to – continue to refine how they track and how they, in fact, define on line customers and transaction customers, and it is – for any given financial institution, it can change quarter over quarter in how they’re reporting that, based on how they track it. But they do make a lot of changes from one quarter to another. We’ll tell you whenever we make a change, and we haven’t made a change in a long time, and our tracking is very accurate, very straightforward. We think ruthlessly conservative in its specificity. Financial institutions change on how they decide who is a transacting customer and who isn’t, and so I – I can tell you the growth has been very steady among our large financial institutions, but we don’t have any big upward spike. It’s very steady, very solid. We like it where it is, but – and so it stays right on the trend that we like, but I would just – again, as you pointed out, it’s worth tracking them for the trend, but the numbers don’t correlate very directly at all.

<Q – Bryan Keane>: Okay. When did B of A – they’re on the 4.0, platform, is that right?

<A – Pete Kight>: B of A was the first bank that we put on. The Banc of America version of what became the 4.0 platform. So, you know – but Banc of America continues to show increased growth from when they were on the previous platform to this one. WebPay works extremely well for them. We continue to enhance the Banc of America platform, so, you know, they on any, you know, given quarter can actually be on a – on an upgraded, enhanced version of the WebPay platform, and it – it is, in fact, working very well for them.

<Q – Bryan Keane>: And that was this – this quarter that they came on, or – or just in the late summer?

<A – Pete Kight>: No, Banc of America has been on for – how many quarters, Dave?

<A – David Mangum>: Two and a half quarters, Bryan. Fourth quarter of last year.

<Q – Bryan Keane>: Okay. And 4.0 I guess will continue to be rolled out across the country. I think there’s, what, three or four banks on it today and – and we’ll see it throughout the country. Is there any rollout, you know, acceleration in the first half of this calendar year?

<A – Pete Kight>: Yeah, we’ll have banks that represent about half of our consumer base on at the end of this fiscal year. So two more quarters, we will have the banks represent about half of our customer base. The rest of the consumer service providers will be on before the end of fiscal ‘06.

<Q – Bryan Keane>: Okay. And then last follow up and I’ll – and I’ll let somebody ask, but do you think, Pete, that 4.0 is going to help accelerate adoption and transaction growth?

<A – Pete Kight>: Again, our Chief Financial Officer is reporting that we’ll give you an accurate historical base to view on that in – in two quarters based on the specific facts. If you’re asking my opinion as the CEO and the guy who really drove hard to want to continue to upgrade the platform,

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that’s what we invested in it for. I absolutely believe it’s going to continue to increase and, you know, the fact is, as we go forward, we aren’t putting people on 4.0 now. We’re putting banks who come on now on 4.1, which is an enhanced version of the WebPay platform. Specifically a number of the enhancements are based on what we’ve learned to make it easier for consumers to upgrade their – or to speed up their ability to bring on line bank – on line bills to them. So the big – big enhancement in 4.1 is making it easier for consumers to bring bills on line for them. 4.2 is going to make it easier. 4.3 we think is – we’re going to continue to invest in it, and that’s exactly why we’re doing it. To make it easier for consumers to not just pay their bills, but to get their bills.

<Q – Bryan Keane>: Okay. Thanks, guys. Great quarter.

<A – Pete Kight>: Thank you.

Operator: Thank you. Our next question is coming from Tien-tsin Huang of J.P. Morgan.

<Q – Tien-tsin Huang>: Hi. Thanks. I was curious to know, what is the trend in your inactive bill pay account base? Are conversion times improving? I’m trying to assess how much of your transaction growth is coming from, I guess, wallet share gains from existing bill payers versus new adopters coming aboard.

<A – David Mangum>: I would say, Tien-tsin, we haven’t seen a huge sea change in the same store sales versus new growth. What’s still happening is new growth is substantial, and we’ve seen nice solid activations. If you’re tracking transactions per consumer per month or per quarter, you’ll see it bounce around a bit but I think you’ll see a nice steady trend of increasing activation, which we think reflects the base overall continuing to mature and more and more usage overall. We are still, though, in a phase where new adds are so strong – and it’s been true for two years – that that’s hard to tell when you run these macro level metrics.

<A – Pete Kight>: Yeah. Clearly the percentage of inactives continues to go down on a steady state basis. If you factor that a significant portion of the business now – business now is tracked and reported on a transaction basis, it’s going down at a – you know, what I would term on a rapid basis, compared to where it was just two years ago.

<Q – Tien-tsin Huang>: Okay. That’s great. And also, I’m sorry if I missed this, but can you give us a little bit more details on the additional investment spending going forward?

<A – David Mangum>: Yeah. I’d be happy to. I’ll give you a couple of examples. It is across all of our business units. Just to give you an example, we expect to accelerate or perhaps to reaccelerate the investment in enhanced portfolio life cycle, the new processing platform in investment services. You’ll see us do some additional biller and CSP marketing. We’ll also invest probably substantially into the walk-in payments business, including looking at some branding, some new product ideas there. And finally, you’ll see us launch into some new markets in software. As an example, we’ll launch our HelioGraph workflow and messaging solutions in the U.S. over the course of the next couple quarters.

<Q – Tien-tsin Huang>: Okay. That’s helpful. Thanks.

<A – David Mangum>: Sure. Thank you.

Operator: Thank you. Our next question is coming from David Trossman of Wachovia Securities.

<Q – David Trossman>: Thanks. And Pete, I’m going to apologize up front for this one, but I’m having a lot of trouble translating and interpreting what’s going on in the software business over there. So first, can – can you be real specific in terms of the – the big contracts that were closed this quarter, whether that’s, you know, one or two biggies or more uptick of smaller ones, and

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whether those implementations crossed quarters or is this going to be a one quarter revenue thing? And then maybe step back and tell me, you know, what has changed from your perspective in this group. I got the impression, looking back, over the summertime that Randy was going to go over there and – and refocus that thing and it – it feels like it’s happened real fast.

<A – David Mangum>: Yeah, David. I’ll answer the first part about the kinds of deals and maybe Pete can talk a little bit more about the execution, the leadership, and what we’re thinking about there. There is not one or two biggies that drive this quarter. In fact, we saw a very nice what I call unit growth or unit sales in that business. Those sales tend to range from the low six figures to the mid, overall, in our reconciliation product set, and tend to be more in the mid six figures in some of the more traditional ACH product sets. So there is no one deal or two deals that kicked us over. We saw very strong performance, better execution than we’ve seen in some time across that business unit. So we actually like the level of execution that ranges from both the sales force into consulting, as well as into the technology and the development operations and the customer service operations. So we think things are on a better track there than they might have been a couple quarters ago, when we were a little more challenged. In addition, I think you asked about some services stuff, does that cross over quarters. Certainly we have some nice engagements that cross quarters but I think your core question is, is this a one or two big deal thing or is the business feeling healthier and from a unit perspective, I’d argue it feels healthier than it might have when we were last talking about software.

<A – Pete Kight>: And that really relates to Dave’s reference to – we’ve made changes in the organization. We think that business is – I mean, essentially I’ve believed for a while that the – we have software products that can be grown, but, you know, quite frankly, given the opportunities in electronic commerce division, given the opportunities in investment services, I’ve been reluctant to make bigger commitments in the software business. A lot of what we’re seeing now, as the complexity of financial services management continues to increase, related both as volumes are increasing, both domestically and globally, at the same time the volumes are increasing dramatically in financial services transactions, the requirements for accuracy in reporting and real-time settlement all are increasing at the same time. So it’s kind of a perfect storm in what we used to think of was – was a relatively small, but very successful niche market that we had in software. We think it’s bigger than a niche market today, so we’ve made some investments, and I’ve essentially been telling you that we’re going to increase those investments because we think the software business can be bigger than we first thought. Can be bigger than we thought just a couple quarters ago. And we think there is solid opportunity to both extend the products that we have and expand on the products that we have in this area of providing processing infrastructure for the complex financial processing management at the backend of the financial services business. There’s a lot of complexity there, and it’s getting more complex. As it gets more complex, the requirements to manage dramatically higher volumes are happening at the same time. So essentially what you’re seeing is the result of what we think is a better run business today. I think it’s going to get a lot better run over the next several quarters, and we’re going to try and make it bigger.

<Q – David Trossman>: Are there any – are there any specific business drivers or solutions that you can point to where you’re – the customers are coming screaming for you? You know, if it’s big banks running faster than we thought to doing commercial ARC transactions or setting up for that, or maybe trying to tie together the consumer ARC conversions with stop payment systems within the banks?

<A – Pete Kight>: Yeah. You know, ironically, those are all sort of better known spaces where electronic transactions are moving and, if anything, I would tell you ARC’s behind where we thought it would be a year ago. It’s really more in the less visible parts of processing. It relates to the size of banks now, and the challenges they have in managing their electronic funds transfer, specifically the ACH processing. We have an increasing number of opportunities where, instead of just selling them software, we actually sell a software/service package where we run our ACH software for

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them in their data centers. That’s an increasing opportunity. Again, exactly related to how I described, as volumes increase, complexities are also increasing, is as those electronic transactions dramatically increase and as other transactions increase inside the bank, their ability and the necessity, both for themselves inside the bank to be able to manage their daily reconciliations, is dramatically increasing. We think – so, again, we’re finding opportunities to sell them a software that helps them manage these massive volumes of internal reconciliation – transaction reconciliation. We think there’s opportunities for us to be able to go in and help them run those systems because we’re better at it than they are. Also, their corporate clients have a dramatically increasing need for managing and reconciling the settlement of their backend transactions. We can provide the banks and those corporate clients with software that helps them do that.

In the financial services arena, even as our investment services division grows, you know, we’re finding opportunities in investment services where our clients literally are coming screaming to us, telling us, “You need to help us reconcile, track, manage the reporting of all of these transactions.” The requirements for reporting transactions in financial services, as you well know, are skyrocketing. The complexity of managing the reporting and the ability to assure that you’re accurate in the reporting in financial transaction settlement and financial services and investment services is really going up. So we think there’s opportunity within our services business, in CIS, in helping Wall Street do that, as well as in our software division, HelioGraph is specifically in that business. So we think there’s opportunities to grow that business substantially. We also think there’s opportunities to expand the products that that business sells. That’s the area that we’re talking about. Again, as I referenced it, not a very well known area. It’s really behind the covers. It’s underserved because it’s behind the covers, but it is very high demand because this is a zero defect area. You can’t afford to make mistakes. You can’t afford to fall behind in – if you’re in the financial services business in how you manage the transaction processing, the settlement of it, and the reporting of it.

<Q – David Trossman>: Thanks. Sounds like it’s time for another analyst day.

Operator: Thank you. Our next question is coming from Dan Perlin of Legg Mason.

<Q – Daniel Perlin>: Thanks. Dave, can you run back through your margins assumption – margin assumptions for each of the three segments that go into this 34 to 36 cent guidance and do the same for the $1.34 to $1.38, please?

<A – David Mangum>: Sure. I’d be happy to. I think if you look by segment, and you look sort of forward, we expect investment services to run, in the next quarter or two, at about 20% or so. We expect electronic commerce to stay in the same mid 30% range it’s been in for the last couple of quarters. We’d expect software to drop back toward 20% as well. In the mix, that will bring CheckFree toward more, say, 27% for the next quarter or so. Could be 28, could be 26, but somewhere right in that kind of range.

<Q – Daniel Perlin>: Uh huh.

<A – David Mangum>: As you look at margins. Now, then, the second question is, how does that fit into the earnings quotient?

<Q – Daniel Perlin>: Well, I can understand that. I was just wondering what it is for the full year. So you’re saying the second half of the year looks – margins basically are flat in EC, investment services margins continue to come down third and fourth quarter

<A – David Mangum>: Right

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<Q – Daniel Perlin>: And the software margins also come down significantly third and fourth quarter?

<A – David Mangum>: That’s exactly right.

<Q – Daniel Perlin>: The acceleration of APS in terms of integration of that, what are – what are your expected expenses going to be in the second half of the year, and how are you going to account for that? Mostly expense? Is there some capitalized cost? Your CapEx obviously didn’t change, so can you just update me on that?

<A – David Mangum>: Yeah. I’d be happy to. We’re not breaking out the walk-in pieces of the business directly. I can tell you that overall, the accelerated investment spending looks like a penny, maybe two pennies, in each of the next couple quarters. So that’s sort of the balance of the short term and the long term. Short term investment with, we think, long term return. Little of what I’m talking about, obviously, if I’m talking about APS, is capital. We do expect increased capital spending obviously if we still have that expectation of driving toward $40 million for the full year. Some of that is pure timing. Some of that is amping up the disaster recovery capital investment we’ve talked about on prior calls.

<Q – Daniel Perlin>: Uh huh.

<A – David Mangum>: But in general, sort of the overall investment spending is that penny to as much as two cents in each of the next couple quarters

<Q – Daniel Perlin>: So APS is going to be fully converted – or – yeah, converted by the end of this fiscal year?

<A – David Mangum>: No. I’m sorry. I thought you were asking an APS investment question. APS, we’re taking frankly our time about converting. Pete was talking earlier a bit about how well we think they run that business overall and how we can selectively and over time begin to apply some sigma discipline and some other process improvements to automating what it is they do.

<Q – Daniel Perlin>: Okay. So when you say accelerate the integration, you’re not talking about accelerating a platform integration –

<A – David Mangum>: No.

<Q – Daniel Perlin>: – from APS to Genesis. You’re just saying you’re making that business a bit more efficient?

<A – David Mangum>: That’s right.

<Q – Daniel Perlin>: Interesting. Now, the – the software acceleration this quarter, are any of the products that you’re selling – and I probably should know this, but are – is there an acceleration from Sarbanes-Oxley as it relates to your RECON products? Is that at all a driver?

<A – Pete Kight>: Yeah I believe that, you know, Sarbanes-Oxley is – is the biggest of sort of the – you know, there’s essentially a global commitment to – in financial services to believing that they have to get to essentially, you know, virtual real-time in their transaction management terms of settlement, same day reconciliation, the whole, you know, STP commitment in the investment industry. It’s all part of the same global trend. You know, we hear about S-OX as – but my guess is it’s as much an excuse to accelerate a purchase internally.

<Q – Daniel Perlin>: Okay.

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<A – Pete Kight>: At a financial institution. You know, we’re not a – we’re not directly driven by that, but it becomes an additional factor in the sales process.

<Q – Daniel Perlin>: Okay. And just timing of it seemed interesting. And then also, as you, I guess, accelerate the conversion to kind of 4.0, 4.1, 4.2, are there incremental software sales that are going to have to be done by some of your clients, as you see this going into the second half and into ‘06?

<A – Pete Kight>: No. The – the upgrade – once you’re on the web pay 4.x platform

<Q – Daniel Perlin>: Yeah.

<A – Pete Kight>: – we upgrade you from 4.1 to 4.2 to 4.3. The bank – the financial institution doesn’t do anything

<Q – Daniel Perlin>: Okay. So there’s no incremental sale?

<A – Pete Kight>: Right.

<Q – Daniel Perlin>: Okay.

<A – Pete Kight>: That’s a big part of what we invested in – in the 4.x WebPay platform was our ability to continue to advance the platform without the financial institutions having to do anything.

<Q – Daniel Perlin>: Gotcha. So when we talk about expenses accelerating, we’re going to see it in basically two line items on your P&L? It’s going to be R&D and sales and marketing?

<A – David Mangum>: Yeah, I think that’s accurate, Dan. I mean you should expect to see G&A accelerate as we deal with S-OX and things like that, but that’s accurate.

<Q – Daniel Perlin>: Okay. All right. Thank you.

<A – David Mangum>: Thanks, Dan. Operator, we have time for one more question.

Operator: Thank you. Our final question is coming from Kartik Mehta of Midwest Research.

<Q – Kartik Mehta>: Good evening. A question for you, Pete, on the e-Bill part. As you talk to your financial institutions, or you look at some of the research you’ve done, what’s the biggest push back that consumers have about using e-Bill?

<A – Pete Kight>: The ability to see how it tangibly works for them. The biggest – it’s not really push back as much as it’s the gap to – from interest to usage. Very high level of interest, but – but a much – the uptake, the activity, is slower than what you would think when you look at consumers saying, “Yes, I’d be interested in receiving bills here electronically.” And, again, that’s what we continue to build into the upgrades in the WebPay platform. How do we make it easier? For example, there’s a very big difference between telling a consumer that e-bills are now available and actually showing a consumer, “We have e-bills for you available right now. Would you like to click here and see one?” The difference between those two is substantial, in terms of the uptake. And then there’s an even bigger difference if the next version says, “We have one of your e-bills here. Noting that you just paid this company, would you like to see what this bill looks like on line right now?” And that’s what we’re investing in is the ability to bridge that gap by bringing the e-bill to the consumer, progressively easier and on a more direct basis. But that’s a gap. The big gap is, it’s consumer action. They’ve been getting bills. It’s right back to the original process of getting consumers to try bill payment. There was a big high level interest in it long before consumers actually started doing what we originally called the leap of faith, and that is, going from being

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interested to actually trying paying a bill. And as you guys have heard me say for years, the downside to it is, it’s really hard to get a consumer to try bill payment the first time. The upside is, once they try it, we never ever, ever, ever lose a consumer. And it’s a much faster process on e-Bill because electronic bill payment paved the way, but there’s still that gap of consumers being interested, but making it easier and easier and easier for them to actually try it.

<Q – Kartik Mehta>: One final question. Dave, you’ve talked about increased R&D spending, you know, enhancement of current products and new products. What about acquisition opportunities? APS seemed like it was a very good acquisition, strategic acquisition. Are there other opportunities like that, or do you want to now focus on just enhancing your current product and maybe bringing new products to the marketplace?

<A – David Mangum>: I think we’re in a unique position in that we can keep enhancing and bringing new products to market and have substantial and positive growth. On the other hand, we have a substantial amount of capital that we think we might be able to employ for the right opportunity. Can’t tell you that we’re about to or going to, but certainly APS was we think a very logical approach of extending the franchise and continuing to redefine what it means to be in the electronic billing and payment business. So we’ll be looking for all those kinds of opportunities for future growth. No promises as to what any of them might or might not be but we’re in the unique position of being available to invest in both directions.

<Q – Kartik Mehta>: Thank you very much, gentlemen. Have a very good night.

<A – David Mangum>: Thank you.

Pete Kight, Chairman and Chief Executive Officer

I want to thank everybody once again for spending the time with us. Look forward to talking to you next quarter. Thank you.

Operator: Thank you, ladies and gentlemen. This does conclude today’s conference call. You may disconnect your phone lines at this time. And have a wonderful day. Thank you for your participation.

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